5G Wireless Communications, Inc.

May Davis Group, Inc.

ESCROW AGREEMENT

With

FIRST UNION NATIONAL BANK

This Agreement is made and entered into as of November __, 2001 by and among 5G Wireless Communications, Inc. (the "Company"), May Davis Group, Inc. (the "Placement Agent"), and FIRST UNION NATIONAL BANK, a national banking association with a principal New York corporate trust office at First Union National Bank, Corporate Trust Office, 12 East 49th Street - 37th Floor, New York, NY 10017 (the "Escrow Agent").

WHEREAS, the Company proposes to offer for sale to investors through the Placement Agent (a) up to $400,000 of the Company's 6% convertible notes (the "Notes"). The Notes are being offered through the Placement Agent at various face amounts and up to $400,000 of the Company's Common Stock. The Notes are being offered through the Placement Agent pursuant to the terms of a Securities Purchase Agreement (the "Purchase Agreement") being entered into between the Company and the buyers named therein, and the Common Stock is being offered through the Placement Agent pursuant to the terms of the Purchase Agreement (the "Investment Agreement") being entered into between the Company and one or more investors.

WHEREAS, the Company proposes to offer for sale to investors through the Placement Agent up to $10,000,000 of the Company's common stock, $.001 par value per share (the "Common Stock"). The Common Stock is being offered through the Placement Agent pursuant to the terms of a Private Equities Subscription Agreement ("Subscription Agreement") being entered into between the Company and two investors.

WHEREAS, the Securities are being offered and sold through the Placement Agent only to persons who have advised the Company that they are "accredited investors" as defined under Regulation D promulgated under the Securities Act of 1933, as amended.

WHEREAS, the offering of Notes will terminate at the close of business on November 9July 20, 2001 (the "Termination Date"), unless otherwise terminated or extended by mutual agreement of the Company and the Placement Agent, and if acceptable subscriptions have not been received by the Company on or before such date, no Notes will be sold and all payments made by subscribers of the Notes ("Subscribers") will be refunded by the Escrow Agent, without interest, upon written authorization of fund destination by the Subscribers. The Placement Agent reserves the right, in its sole discretion, to reject any subscription, in whole or in part, for the purchase of the Notes offered hereby. In the case of orders which are rejected or partially rejected, the Escrow Agent will promptly refund, without interest, the amount of the subscription price representing the entire rejected order or that portion thereof which has not been accepted.

WHEREAS, the offering of Common Stock under the Subscription Agreement will terminate at the close of business Thirty-six (36) calendar months after the date the registration statement covering the Common Stock is declared effective (the "Termination Date").

WHEREAS, with respect to (a) all subscription payments for the Notes received from Subscribers and (b) all payments for the Common Stock received from investors pursuant to the Investment Agreement, the Company proposes to establish an escrow account with the Escrow Agent at the office of its Corporate Trust Office, 12 East 49th Street - 37th Floor, New York, NY 10017.

WHEREAS, the Placement Agent intends to sell the Notes as the Company's placement agent on a "best efforts" basis up to $400,000, (the "Maximum Offering").

WHEREAS, the Company and the Placement Agent desire to establish an escrow account ("Escrow Fund Account") in which funds received from Subscribers of Notes will be deposited pending completion of the escrow period. The Escrow Agent agrees to serve as escrow agent in accordance with the terms and conditions set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1. The Escrow Agent shall hold the Escrow Fund Account subject to the terms of this Escrow Agreement and shall act in accordance with the instructions contained in this Escrow Agreement.

2. Upon the written instructions of the Placement Agent and the Company, the Escrow Agent shall deliver all or a part of the funds in the Escrow Fund Account, at such times and in such manner as shall be set forth in such instructions.

3. Unless otherwise instructed by the Placement Agent, any cash balances held under this Escrow Agreement shall be invested in the Evergreen Cash Management Treasury Money Market Fund # 765. All income earned from the Escrow Fund Account shall be retained by the Escrow Agent and disbursed for any fees, expenses or other amounts due to the Escrow Agent.

4. This Escrow Agreement shall terminate upon the final distribution of all amounts in the Escrow Account and any income earned thereon.

5. (a) The Escrow Agent shall not in any way be bound or affected by any notice of modification or cancellation of this Escrow Agreement unless in writing signed by the Company and the Placement Agent, nor shall the Escrow Agent be bound by any modification hereof unless the same shall be satisfactory to it. The Escrow Agent shall be entitled to rely upon any notice, certification, demand or other writing delivered to it hereunder by the Company and/or the Placement Agent without being required to determine the authenticity or the correctness of any facts stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment.

(b) The Escrow Agent may act in reliance upon any signature believed by it to be genuine, and may assume that any person purporting to give any notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so.

(c) The Escrow Agent may act relative hereto in reliance upon advice of counsel in reference to any matter connected herewith, and shall not be liable for any mistake of fact or error or judgment, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

(d) The Escrow Agent may resign and be discharged of its duties as Escrow Agent hereunder by giving ten (10) days written notice to the Company and the Placement Agent. Such resignation shall take effect ten (10) days after the giving of such notice, or upon receipt by the Escrow Agent of an instrument of acceptance executed by a successor escrow agent and upon delivery by the Escrow Agent to such successor of all of the escrowed documents and funds or securities then held by it. If no successor escrow agent is appointed in writing ten (10) days after giving such notice, the Escrow Agent shall deliver all funds in the Escrow Account to the Company.

(e) The Company and the Placement Agent hereby agree to jointly and severally, indemnify and hold the Escrow Agent harmless from any loss, liability or expense, arising out of or related to this Escrow Agreement, and for all costs and expenses, including the fees and expenses of counsel, incurred in connection with this Escrow Agreement. The provisions of this paragraph shall survive the termination of this Agreement.

(f) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Escrow Agreement. The Escrow Agent shall have no liability or duty to inquire into the terms and conditions of any agreement to which it is not a party.

(g) If a controversy arises between one or more of the parties hereto, or between any of the parties hereto and any person not a party hereto, as to whether or not or to whom the Agent shall deliver the Escrow Account or any portion thereof or as to any other matter arising out of or relating to this Agreement or the Escrow Account deposited hereunder, the Escrow Agent shall not be required to determine same and need not make any delivery of the funds in the Escrow Account or any portion thereof but may retain such funds until the rights of the parties to the dispute shall have finally been determined by agreement or by final order of court of competent jurisdiction, provided, however, that the time of appeal of any such final order has expired without an appeal having been made. The Escrow Agent shall deliver the Escrow Account or any portion thereof within 15 days after the Escrow Agent has received written notice of any such agreement or final order (accompanied by an affidavit that the time for appeal has expired without an appeal having been made). The Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received a written notice that such a controversy has arisen which refers specifically to this Agreement and identifies by name and address the adverse claimants to the controversy. If a controversy of the type referred to in this paragraph arises, the Escrow Agent may, in its sole discretion but shall not be obligated to, commence interpleader or similar actions or proceedings for determination of the controversy.

(h) The Escrow Agent shall not be required to institute or defend any action (including interpleader) or legal process involving any matter referred to herein which in any manner affects it or its duties or liabilities hereunder. In the event the Escrow Agent shall institute or defend any such action or legal process, it shall do so only upon receiving full indemnity in an amount and of such character as it shall require, against any and all claims liabilities, judgments, attorney's fees and other expenses of every kind in relation thereto, except in the case of its own willful misconduct or gross negligence.

(i) In the event that the Escrow Agent receives or becomes aware of conflicting demands or claims with respect to any funds, securities, property or documents deposited or delivered in connection herewith, or the parties disagree about the interpretation of this Agreement, or about the rights and obligations, or the propriety, of any action contemplated by the Escrow Agent hereunder, or if the Escrow Agent otherwise has any doubts as to the proper disposition of funds or the execution of any of its duties hereunder, the Escrow Agent shall have the right to discontinue any or all further acts on its part until such conflict, disagreement or doubt is resolved to its satisfaction. In addition, the Escrow Agent may, in its sole discretion, file an action in interpleader in any court of competent jurisdiction to resolve the dispute or uncertainty. The Placement Agent and the Company agree, jointly and severally, to indemnify the Escrow Agent and hold it harmless from and against all costs, including reasonable attorney's fees and expenses incurred by it in connection with such action. In the event that the Escrow Agent files an action in interpleader, it shall thereupon be fully released and discharged from all further obligations to perform any and all duties or obligations imposed upon it by this Agreement, other than safekeeping of the assets in the Escrow Account, if not paid into Court.

6. Any notice, direction, request, instruction, legal process, or other instrument to be given or served hereunder by any party to another shall be in writing, shall be delivered personally or sent by certified mail, return receipt requested, to the respective party or parties at the following addresses, and shall be deemed to have been given when received.

IF TO THE COMPANY,

5G WIRELESS COMMUNICATIONS, INC.

2921 N. Tenaya Way, Suite 208

Las Vegas, NV 89128

Attention: Chief Financial Officer

Telephone: 604-273-7270

Fax: 604-207-0565

Tax ID#

IF TO THE PLACEMENT AGENT,

Hunter Singer

May Davis Group, Inc.

C/O National Securities

120 Broadway, 27th Floor

New York, New York 10271

Tel.: 212-417-8118

Fax:

Tax ID#

If to the Escrow Agent:

First Union National Bank

Corporate Trust Office

12 East 49th Street - 37th Floor

New York, NY 10017

Tel: 212-451-2531

Fax: 212-451-2537

Any party may change its or his address by written notice to each of the other parties.

7. The Escrow Agent's fee for acting under this Escrow Agreement shall be set forth in a separate letter and agreed to by the party or parties responsible for payment. The Escrow Agent's fees and expenses, including counsel fees, shall be paid by the Company. The Escrow Agent is hereby given a first priority lien on the Escrow Fund to protect, indemnify and reimburse itself for all fees, costs, expenses and liabilities arising out of this Escrow Agreement and the performance of its duties hereunder.

8. This Escrow Agreement shall be binding upon the parties hereto and the Escrow Agent, and their respective successors, legal representatives and assigns.

5G Wireless Communications, Inc. May Davis Group, Inc.

By: ________________________________ By:_______________________________________

FIRST UNION NATIONAL BANK

Escrow Agent

Date: ______________________________ By:_______________________________________

FIRST UNION NATIONAL BANK

ESCROW AGENT

FEE SCHEDULE

I. Initial Set-Up Fee $ 500

II. Administration Fee $1,500

-up to 10 Subscribers/Holders,

thereafter, $50.00 per Subscriber/Holder

III. Per Closing Fee $ 500

-for each closing after the first closing-,

$ 500 per closing.

The above mentioned fees are basic charges and do not include out-of-pocket expenses, which will be billed in addition to the regular charges as required. Out-of-pocket expenses shall include, but are not limited to: telephone tolls, stationery and postage expenses.

Unless otherwise directed, all Escrow Funds will be automatically invested into the Evergreen Cash Management Treasury Money Market Fund, # 765.

The Initial Fee and Administration Fee are payable at the closing of this transaction. Thereafter any out-of-pocket expenses will be billed upon the termination of the Subscription Escrow Agreement.

Please execute one copy and return to my attention.

By:__________________________ Date:________________________

First Union National Bank

By:__________________________ Date:_________________________

5G Wireless Communications, Inc.

First Union National Bank

Corporate Trust Office

12 East 49th Street - 37th Floor

New York, New York 10017

(212) 451-2531 telephone

(212) 451-2537 facsimile

Wiring Instructions US Mail/Overnight Courier

First Union National Bank First Union National Bank

Charlotte NC Corporate Trust Department

ABA# 053 000 219 12 East 49th Street - 37th Floor

Credit a/c 5000000016439 New York, NY 10017

FFC: 3572000434

Attn: CT4882 New York

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FGWC.FirstUnionEscrowAgmt z/8